Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No. 1 to this Registration Statement on Form S-1 of our report dated February 18, 2021 (except for the effects of the stock split as described in Note 2, as to which the date is June ___, 2021), with respect to the financial statements of Unicycive Therapeutics, Inc. as of December 31, 2020 and 2019, and for the years then ended (which includes an explanatory paragraph related to the existence of substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” included in this Registration Statement and accompanying prospectus on Form S-1.

The foregoing consent is in the form that will be signed upon completion of the stock split described in Note 2 to the financial statements.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

June 7, 2021